United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 6, 2025

Date of Report (Date of earliest event reported)

Armlogi Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-42099	92-0483179
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20301 East Walnut Drive North Walnut, California	91789
(Address of Principal Executive Offices)	(Zip Code)

(888) 691-2911

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTOC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

As previously announced, on November 25, 2024, Armlogi Holding Corp (the “Company”) entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), pursuant to which, the Company has issued, as of the date of this report, to the Investor (i) a convertible promissory note dated November 25, 2024, in the principal amount of $5,000,000 (“Promissory Note 1”), and (ii) a convertible promissory note dated December 17, 2024 in the principal amount of $5,000,000 (“Promissory Note 2,” and collectively with Promissory Note 1, the “Promissory Notes”).

Pursuant to the Promissory Notes, an “Amortization Event” shall occur under certain circumstances, including in the event that the daily VWAP (as defined in the Promissory Notes) is less than the floor price then in effect for five trading days during a period of seven consecutive trading days (a “Floor Price Event”).

On June 6, 2025, the Company and the Investor entered into a second modification agreement (the “Second Modification Agreement”) to amend the SEPA and other related transaction documents (collectively, the “Financing Documents”). Pursuant to the Second Modification Agreement, the Company has acknowledged and agreed that a Floor Price Event has occurred and is continuing to exist, as the VWAP was below the agreed-upon floor price of $1.1880 per share for five consecutive trading days. The Company further acknowledged that such Floor Price Event constitutes an Amortization Event under the terms of the Promissory Notes. In connection with such acknowledgment, the Company has agreed to make the following cash payments toward the outstanding aggregate balances of the Promissory Notes: (i) a payment of $1,010,000 on June 6, 2025, (ii) a payment of $1,010,000 on July 16, 2025; and (iii) a payment of $1,010,000 on August 15, 2025. The Company may, at its discretion, make cash payments in excess of the stated minimum amounts.

As consideration for the Company’s covenants and agreements under the Second Modification Agreement, the Investor has agreed to a forbearance period extending through August 31, 2025 (the “Forbearance Period”). During the Forbearance Period, and subject to the Company’s compliance with the terms of the Second Modification Agreement, and provided that no Event of Default (as defined in the Promissory Notes) or breach of any Financing Document occurs, the Investor has agreed to: (i) defer the Company’s obligation to make monthly amortization payments under Section 1(c) of each of the Promissory Notes, including those provisions triggered by the Floor Price Event or any other Amortization Event; (ii) not submit any conversion notices unless the stock is trading at a price greater than $1.80 per share at the time any such notice is delivered; and (iii) reduce the Payment Premium (as defined in the Promissory Notes) with respect to Company payments made in accordance with the terms of the Second Modification Agreement, from 10% to 1%. The foregoing description of the Second Modification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Modification Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Exhibits.

Exhibit No.	Description
10.1	Second Modification Agreement, dated June 6, 2025, by and between the Company and YA II PN, LTD
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2025

Armlogi Holding Corp.

By:	/s/ Aidy Chou
Name:	Aidy Chou
Title:	Chief Executive Officer

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